UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 12, 2013 (April 11, 2013)

BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25601	77-0409517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
130 Holger Way
San Jose, CA 95134
(Address, including zip code, of principal executive offices)
(408) 333-8000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to the 2009 Director Plan

As described in Item 5.07 below, the stockholders of Brocade Communications Systems, Inc. (the “Company”) approved an amendment and restatement to the Company's 2009 Director Plan (the “Director Plan”) at the Annual Meeting of Stockholders (as defined below) to change the formula for making awards to nonemployee directors, beginning with the 2013 Annual Meeting. Specifically, each nonemployee director who is continuing in service automatically will be granted restricted stock units (“RSUs”) for 25,000 shares on the date of each annual meeting. (This grant may be prorated for nonemployee directors who have served on the Board for less than a year prior to the grant date.) Also, under the Director Plan, when an individual first becomes a nonemployee director, he or she will receive a grant of RSUs for 50,000 shares. Stock options would not be granted to new or continuing nonemployee directors under the Director Plan, unless the plan is amended in the future. Under the prior version of the Director Plan, new nonemployee directors automatically received a grant of 50,000 nonqualified stock options and 15,000 RSUs upon joining the Board. Continuing nonemployee directors received (on the date of each Annual Meeting) 20,000 options and 10,000 RSUs. The Director Plan is further described in the Company's definitive proxy statement filed on February 20, 2013.

Performance Bonus Plan

As described in Item 5.07 below, the stockholders of the Company also approved the Company's Performance Bonus Plan (the “Performance Bonus Plan”) at the Annual Meeting of Stockholders. The purpose of the Performance Bonus Plan is to increase stockholder value and the success of the Company by motivating key executives to perform to the best of their abilities and to achieve the Company's objectives. The Performance Bonus Plan accomplishes this by paying awards only after the achievement of specified performance goals. The Performance Bonus Plan is designed to allow the Company to pay bonuses that are intended to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Under Section 162(m), the Company may not receive a federal income tax deduction for compensation paid to the Company's Chief Executive Officer or any of the three other most highly compensated executive officers (other than the Chief Financial Officer) to the extent that any of these persons receives more than $1 million in any one year. However, if the Company pays compensation that is “performance-based” under Section 162(m), the Company still can receive a federal income tax deduction for the compensation even if it is more than $1 million during a single year. The Performance Bonus Plan allows the Company the opportunity to choose to pay incentive compensation that is intended to be performance-based and therefore potentially fully tax deductible on the Company's federal income tax return (subject to future changes in tax laws and other compensation arrangements at the Company). The Company also may choose to pay other or additional compensation outside of the Performance Bonus Plan that is not intended to qualify as performance-based compensation (and that therefore may not be tax deductible for the Company). The Performance Bonus Plan is further described in the Company's definitive proxy statement filed on February 20, 2013.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Company's annual meeting of stockholders (the “Annual Meeting of Stockholders”) was held on April 11, 2013 in San Jose, California. Of the 450,702,101 shares outstanding as of the record date, 405,976,602 shares (approximately 90.08%) were present or represented by proxy at the Annual Meeting of Stockholders.

At the Annual Meeting of Stockholders, the Company's stockholders: (i) approved the election of Judy Bruner, Lloyd A. Carney, Renato DiPentima, Alan Earhart, John W. Gerdelman, David L. House, Glenn C. Jones, L. William Krause and Sanjay Vaswani; (ii) approved the non-binding advisory resolution regarding executive compensation; (iii) approved an amendment to the Company's 2009 Director Plan; (iv) approved the Company's Performance Bonus Plan; and (v) approved the ratification of the appointment of KPMG LLP as the Company's independent registered public accountants for the fiscal year ending October 26, 2013.

The results of the voting on the matters submitted to the stockholders are as follows:
1. To elect nine directors to serve until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Name	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
Judy Bruner	320,579,554	2,140,391	959,655	82,297,002
Lloyd A. Carney	311,191,218	11,580,590	907,792	82,297,002
Renato DiPentima	319,452,646	3,259,091	967,863	82,297,002
Alan Earhart	320,330,297	2,390,392	958,911	82,297,002
John W. Gerdelman	320,289,476	2,394,779	995,345	82,297,002
David L. House	319,473,605	3,204,483	1,001,512	82,297,002
Glenn C. Jones	320,302,815	2,388,915	987,870	82,297,002
L. William Krause	319,458,442	3,234,795	986,363	82,297,002
Sanjay Vaswani	319,475,993	3,230,037	973,570	82,297,002
2. To approve the non-binding advisory resolution regarding executive compensation.

Votes For	Votes Against	Votes Abstaining	Broker Non-Vote
316,544,633	5,973,546	1,161,421	82,297,002
3. To approve an amendment to the Company's 2009 Director Plan.

Votes For	Votes Against	Votes Abstaining	Broker Non-Vote
211,637,243	110,827,079	1,215,278	82,297,002
4. To approve the Company's Performance Bonus Plan.

Votes For	Votes Against	Votes Abstaining	Broker Non-Vote
315,674,816	6,834,246	1,170,538	82,297,002
5. To ratify the appointment of KPMG LLP as independent registered public accountants of the Company for the fiscal year ending October 26, 2013.

Votes For	Votes Against	Votes Abstaining	Broker Non-Vote
402,296,967	2,465,385	1,214,250	—

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.

Date: April 12, 2013	By:	/s/ Tyler Wall
Tyler Wall
Vice President, General Counsel and Corporate Secretary